Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CS Disco, Inc. 2021 Equity Incentive Plan, 2021 Employee Stock Purchase Plan, and 2013 Long Term Incentive Plan as amended, of our report dated May 7, 2021 (except for Note 15, as to which the date is July 12, 2021), with respect to the consolidated financial statements of CS Disco, Inc. included in the Registration Statement on Form S-1, as amended (No. 333-257435), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

July 21, 2021